Exhibit 99.1

A.S. Cooper Building 26 Reid Street, 4th Floor Hamilton HM 11 Bermuda Telephone: +1.441.295.7135

NEWS RELEASE

SECURITY CAPITAL ASSURANCE LTD REACHES AGREEMENTS WITH XL
CAPITAL LTD AND MERRILL LYNCH & CO., INC.

HAMILTON, BERMUDA – July 28, 2008 – Security Capital Assurance Ltd (“SCA” or the "Company") (NYSE: SCA) today announced that SCA and its principal operating subsidiaries, XL Capital Assurance Inc. (“XLCA”) and XL Financial Assurance Ltd (“XLFA”), entered into an agreement (the “Master Transaction Agreement“) with XL Capital Ltd. (“XL Capital”) and certain of XL Capital’s affiliates. Certain financial institutions that are counterparties (the “Financial Counterparties”) to credit default swap agreements with XLCA are also parties to the Master Transaction Agreement.

The Master Transaction Agreement provides for the termination, elimination or commutation of certain reinsurance, guarantees and other agreements with XL Capital and its subsidiaries in exchange for a payment by XL Capital to SCA of $1.775 billion in cash and 8 million shares of XL Capital Class A Ordinary Shares to SCA’s subsidiaries, and the transfer of XL Capital’s 46% ownership stake in SCA to a trust.

Concurrent with the Master Transaction Agreement, SCA also entered into an agreement (the “Merrill Agreement”) with Merrill Lynch & Co., Inc. (“Merrill Lynch”) for the termination of eight credit default swaps and the related financial guarantee insurance policies that were issued by XLCA.

Additionally, as of June 30, 2008, due to significant adverse development on loss reserves, XLCA will report negative statutory surplus and XLFA will report negative total statutory capital and surplus. Upon the successful closing of the transactions contemplated by the Master Transaction Agreement, the Merrill Agreement and related agreements, XLCA expects to have positive statutory surplus, and XLFA expects to have positive total statutory capital and surplus.

SCA and XL Capital have obtained approval from the New York Insurance Department and the Bermuda Monetary Authority for the Master Transaction Agreement and the transactions contemplated thereby. Other required approvals related to the agreement have been received from the Delaware Department of Insurance. The New York Insurance Department has also approved the Merrill Agreement and the transactions contemplated thereby.

“The agreements with XL Capital and Merrill Lynch represent a significant step in the restructuring process of SCA and are critical to our efforts to stabilize the company,” commented Paul S. Giordano, Chief Executive Officer of SCA. “While we are very pleased with the progress made to date, our company remains exposed to potentially significant adverse loss development and there is still much work to be done. In the next phase, we will commence discussions with swap counterparties seeking to commute, terminate or restructure our remaining credit default swaps. The New York Insurance Department, the Bermuda Monetary Authority, the Delaware Department of Insurance and the UK Financial Services Authority, as well as our other regulators, have been extremely supportive in this process, and we look forward to continuing to work constructively with them in the future.”

Master Transaction Agreement
According to the Master Transaction Agreement signed today, a number of reinsurance, guarantees and other arrangements among SCA and its subsidiaries and XL Capital and its subsidiaries will be terminated, eliminated or commuted in return for the payment by XL Capital and certain of its affiliates of $1.775 billion in cash, 8 million of XL Capital’s Class A Ordinary Shares to XLCA and XLFA and the transfer of XL Capital’s 46% ownership of SCA into a trust.

It is expected that the SCA shares currently owned by XL Capital will be transferred at the closing of the Master Transaction Agreement into a trust for the benefit of XLCA until such time as an agreement between XLCA and the Financial Counterparties is reached, and thereafter such SCA shares will be held for the benefit of the Financial Counterparties. To the extent that the required regulatory approvals for the transfer are not received prior to such closing, the SCA shares will be deposited into escrow pending the transfer. Upon any such deposit into escrow, XL will irrevocably disclaim any and all voting, economic and other rights with respect to the SCA shares. In connection with the transfer of the SCA shares, XL Capital will no longer have the right to nominate directors to SCA’s Board of Directors. As a condition to closing, the four XL Capital-nominated Directors on SCA’s Board of Directors, Messrs. Fred Corrado, Paul Hellmers, Gardner Grant, Jr. and Jonathan Bank, are expected to resign from SCA’s Board of Directors at closing.

After the closing of the transactions contemplated by the Master Transaction Agreement, substantially all reinsurance agreements and guarantees with XL Capital and subsidiaries will be eliminated.

Merrill Agreement
Pursuant to the Merrill Agreement, SCA, XLCA, Merrill Lynch, Merrill Lynch International (“MLI”) and eight trusts affiliated with SCA, the obligations of which are guaranteed by policies issued by XLCA, agreed to terminate eight credit default swaps (the “Swaps”) and the related financial guarantee insurance policies issued by XLCA, with an insured gross par outstanding as of June 30, 2008 of $3.74 billion, in exchange for a payment by XLCA to Merrill Lynch of an aggregate amount of $500 million. As part of the closing of the transactions contemplated by the Merrill Agreement, the parties will provide mutual releases of claims with respect to the Swaps and the related policies. In addition, XLCA and MLI have agreed to dismiss, after the closing of the transaction, the litigation related to seven of the Swaps.

Second Quarter 2008 Developments
SCA also announced that it has conducted a review of its June 30, 2008 loss reserves. Based on the preliminary results of this review, SCA believes that its case reserves will have increased substantially as of June 30, 2008, primarily due to significant deterioration with respect to the Company’s exposure to collateralized debt obligations of asset backed securities and residential mortgage-backed securities. As a result, SCA’s New York-based insurance subsidiary, XLCA, will report negative statutory surplus and its Bermuda-based reinsurance subsidiary, XLFA, will report negative total statutory capital and surplus as of June 30, 2008. Upon the successful closing of the transactions contemplated by the Master Transaction Agreement, the Merrill Agreement and related agreements, pending the satisfaction of the conditions noted below, XLCA expects to have positive statutory surplus and XLFA expects to have positive total statutory capital and surplus. In the absence of the consummation of the transactions contemplated by the Master Transaction Agreement, the Merrill Agreement and related agreements, XLCA and XLFA would likely be subject to regulatory action by their primary regulators, the New York Insurance Department and the Bermuda Monetary Authority. As a result of these developments, there is substantial doubt about the Company’s ability to continue as a going concern. Upon the closing of the transactions contemplated by the Master Transaction Agreement, the Merrill Agreement and other related agreements, SCA intends to re-assess whether substantial doubt exists about the Company's ability to continue as a going concern.

Closings of the Master Transaction Agreement and the Merrill Agreement
The closings of the transactions contemplated by the Master Transaction Agreement, the Merrill Agreement, and other agreements are expected to occur concurrently in early August 2008. In addition to customary closing conditions, the closings are also subject to the completion by XL

Capital of a registered public offering of its equity and equity units announced today. The parties may choose to terminate the Master Transaction Agreement if the closing does not occur by August 15, 2008. Further, concurrent with the execution of the Master Transaction Agreement, XLFA has entered into an agreement with Financial Security Assurance to commute all business reinsured by XLFA under reinsurance agreements between the parties. XLCA has agreed to directly reinsure a portion of such commuted business. In addition, XLFA has entered into agreements to commute certain other ceded reinsurance contracts.

The negotiations of the Master Transaction Agreement and the Merrill Agreement, as well as the continuing discussions among SCA, certain policyholders and other interested parties have been facilitated by the New York Insurance Department. SCA has also worked closely with the Bermuda Monetary Authority, the UK Financial Services Authority, the Delaware Department of Insurance and other relevant authorities regarding these agreements.

While SCA expects the transactions contemplated by the Master Transaction Agreement, the Merrill Agreement and the other related agreements to close by August 15, 2008, there can be no assurance that all the closing conditions will be satisfied or waived. Therefore, there can be no assurance that the transactions described under the Master Transaction Agreement, the Merrill Agreement and other related agreements will be consummated or that the New York Insurance Department and the Bermuda Monetary Authority, or other regulators, will not take regulatory action at any time with respect to SCA’s operating subsidiaries.

Agreement with Financial Counterparties
In consideration of the releases and waivers agreed to by the Financial Counterparties as part of the Master Transaction Agreement, XLCA has agreed to hold an aggregate amount of $820 million in cash (plus the interest thereon, premiums paid by the Financial Counterparties from today through October 15, 2008 and any proceeds from the sale by the trust of the SCA shares, in the event such shares are sold) for the purpose of commuting, terminating, amending or otherwise restructuring existing agreements with the Financial Counterparties pursuant to an agreement to be negotiated with the Financial Counterparties. In the event that such agreement is not reached by October 15, 2008, XLCA has agreed to use such proceeds only to pay claims under the credit default swaps of the Financial Counterparties. In addition, through such date, XLCA and XLFA have agreed to restrictions on their ability to commute, terminate, amend or otherwise restructure policies and contracts to which either is a party.

Agreement with Credit Agreement Lenders
On July 28, 2008 SCA also entered into an amendment, forbearance and limited waiver agreement (the “Credit Agreement Amendment”) with respect to its Credit Agreement, dated as of August 1, 2006, as amended (the “Credit Agreement”). Pursuant to the Credit Agreement Amendment, SCA agreed (i) to permanently reduce the availability under its revolving credit facility from $250,000,000 to zero, (ii) to reduce the availability under the letter of credit facility to the amount of the letter of credit exposure as of July 28, 2008, and (iii) that upon the closing of the Master Transaction Agreement, it will cash collateralize the remaining letters of credit after giving effect to the transactions contemplated by the Master Transaction Agreement. In consideration of the foregoing, the lenders under the Credit Agreement have agreed to (i) forbear from declaring certain defaults, if any, set forth in the Credit Agreement Amendment, (ii) waive such defaults, if any, upon the satisfaction of certain conditions set forth in the Credit Agreement Amendment, and (iii) grant certain waivers in connection with the consummation of the Master Transaction Agreement.

Corporate Name Change
As previously announced, SCA will formally change its corporate name on August 4, 2008 from Security Capital Assurance Ltd. to Syncora Holdings Ltd. SCA’s operating subsidiaries will also change names on the same date: XLCA will become Syncora Guarantee Inc. and XLFA will become Syncora Guarantee Re Ltd. As of August 4, 2008, SCA is no longer permitted to use the "XL" name. The Company’s stock ticker symbol will remain “SCA”.

About Security Capital Assurance Ltd
Security Capital Assurance Ltd is a Bermuda-domiciled holding company whose common shares are listed on the New York Stock Exchange (NYSE: SCA). For more information please visit www.scafg.com.

Contact:

Investors	Media
Frank Constantinople	Michael Gormley
+1 441-279-7450	+1 441-279-7450
frank.constantinople@scafg.com	michael.gormley@scafg.com

Michele Loguidice
+1 212-333-3810
mloguidice@brunswickgroup.com

FORWARD-LOOKING STATEMENTS

This release contains statements about future results, plans and events that may constitute "forward-looking" statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that these statements are not guarantees of future results, plans or events and such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company's control. These factors include, but are not limited to: the outcome of SCA’s negotiations with third parties concerning the restructuring of SCA; the closing of the transactions contemplated by the Master Transaction Agreement, Merrill Agreement and other related agreements; the decision by the New York Insurance Department and the Bermuda Monetary Authority or other regulators to take regulatory action with respect to SCA’s operating subsidiaries at any time; recent and future rating agency statements and ratings actions; the outcome of our negotiations with the Financial Counterparties concerning the commutation, termination, amendment or otherwise restructuring of their credit default swap contracts; the Company’s ability to successfully implement its strategic plan; higher risk of loss in connection with obligations guaranteed by the Company due to recent deterioration in the credit markets stemming from the poor performance of subprime residential mortgage loans; the suspension of writing substantially all new business and the Company’s ability to continue to operate its business in its historic form; developments in the world's financial and capital markets that adversely affect the performance of the Company's investments and its access to such markets; the performance of invested assets, losses on credit derivatives or changes in the fair value of credit derivatives; the availability of capital and liquidity; the timing of claims payments and the receipt of reinsurance recoverables; greater frequency or severity of claims and loss activity including in excess of the Company’s loss reserves; changes in the Company’s reinsurance agreements with certain of its subsidiaries; the impact of provisions in business arrangements and agreements triggered by the ratings downgrades; the impact of other triggers in business arrangements including credit default swap contracts; changes in regulation, tax laws, legislation or accounting policies or practices; changes in officers; general economic conditions; changes in the availability, cost or quality of reinsurance or retrocessions; possible downgrade of the Company’s reinsurers; possible default by the counterparties to the Company’s reinsurance arrangements; the Company’s ability to compete; changes that may occur in Company operations and ownership as the Company matures; and other additional factors, risks or uncertainties described in Company filings with the Securities and Exchange Commission, including in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and also disclosed from time to time in subsequent reports on Form 10-Q and Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made.

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